Exhibit 10.8

AMENDMENT NO. 3

TO

LOAN AND SECURITY AGREEMENT AND WAIVER

THIS AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT AND WAIVER (this “Amendment No. 3”), dated as of November 20, 2009, is by and among Wachovia Bank, National Association, a national banking association (“Lender”), Farmer Bros. Co., a Delaware corporation (as surviving corporation of the merger with FBC Realty, LLC formerly known as SL Realty, LLC, a Delaware limited liability company, “Farmer”) and Coffee Bean International, Inc., an Oregon corporation (“CBI” and together with Farmer, each individually a “Borrower” and collectively, “Borrowers”), Coffee Bean Holding Co., Inc., a Delaware corporation (“Coffee Holding”), FBC Finance Company, a California corporation (“Finance” and together with Coffee Holding, each individually a “Guarantor” and collectively, “Guarantors”).

W I T N E S S E T H :

WHEREAS, Lender, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lender has made, and may make, loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated as of March 2, 2009, by and among Lender, Borrowers and Guarantors, the “Loan Agreement”, as amended by Amendment No. 1 to Loan and Security Agreement, dated as of March 2, 2009, by and among Lender, Borrowers and Guarantors and Amendment No. 2 to Loan and Security Agreement and Consent, dated as of July 27, 2009, by and among Lender, Borrowers and Guarantors (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated, or replaced, collectively, the “Financing Agreements”);

WHEREAS, Borrowers and Guarantors have requested that Lender agree (a) to make certain amendments to the Loan Agreement, (b) to waive certain Events of Default under the Loan Agreement and (c) to extend the time when Borrowers are required to deliver certain items pursuant to the Post Closing Letter, dated as of March 2, 2009, between Lender and Borrowers, as amended by the Extension Letter dated as of March 31, 2009, between Lender and Borrowers (as the same now exists or may hereafter be amended, modified, supplemented, restated or replaced, the “Post-Closing Letter”), and Lender is willing to agree, subject to the terms and conditions set forth herein, to make such amendments and to grant such waiver, as more specifically set forth herein; and

WHEREAS, by this Amendment No. 3, Lender, Borrowers and Guarantors desire and intend to evidence such amendments and waiver;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1. Definitions.

1.1 Additional Definitions. As used herein, the term “Amendment No. 3” shall mean Amendment No. 3 to Loan and Security Agreement and Waiver, by and among Lender, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, such definition.

1.2 Interpretation. All capitalized terms used herein shall have the meanings assigned thereto in the other Financing Agreements, unless otherwise defined herein. All references to the plural herein shall also mean the singular and all references to the singular herein shall also mean the plural, in each case unless otherwise required by the context of the use thereof.

2. Collateral Reporting. Section 7.1(a)(i) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(i) as soon as possible after the end of every second week (but in any event within three (3) Business Days after the end thereof), on a bi-weekly basis, or in the event that at any time Excess Availability is less than $20,000,000, on a weekly basis, or more frequently as Lender may request if an Event of Default shall exist or have occurred and is continuing: (A) schedules of sales made, credits issued and cash received, (B) perpetual inventory reports, (C) report of quantity of green coffee included in Inventory, and (D) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding two-week period (or one-week period, as applicable), duly completed and executed by the chief financial officer, vice president of finance, treasurer or controller of Borrowers, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed;”

3. Fixed Charge Coverage Ratio. Section 9.18 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.18 Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis) determined as of the end of the fiscal month most recently ended for which Lender has received financial statements, for each period of twelve (12) consecutive fiscal months ending on or about the date set forth below, shall be not less than the amount set forth opposite such date; provided, that, for all dates of determination set forth below prior to February 28, 2010, the Fixed Charge Coverage Ratio shall be tested for the period commencing March 1, 2009 through and including the last day of the fiscal month most recently ended as set forth below:

Date	Minimum Fixed Charge Coverage Ratio
July 31, 2009	0.30:1.00
August 31, 2009	0.30:1.00
September 30, 2009	0.30:1.00
October 31, 2009	0.20:1.00
November 30, 2009	0.20:1.00
December 31, 2009	0.20:1.00
January 31, 2010	0.25:1.00
February 28, 2010	0.25:1.00
March 31, 2010	0.25:1.00
April 30, 2010	0.35:1.00
May 31, 2010	0.35:1.00
June 30, 2010	0.35:1.00
July 31, 2010	0.50:1.00
August 31, 2010	0.50:1.00
September 30, 2010	0.50:1.00
October 31, 2010	0.75:1.00
November 30, 2010	0.75:1.00
December 31, 2010	0.75:1.00
January 31, 2011	0.75:1.00
February 28, 2011 and each month thereafter	1.00:1.00”

4. Amendments to Post Closing Letter. At the request of Borrowers, Lender agrees as an accommodation to Borrowers that:

4.1 Compliance with the terms of Paragraph 1(d) of the Post-Closing Letter is hereby waived.

4.2 Paragraph 1(e) of the Post-Closing Letter is hereby amended by deleting such Paragraph in its entirety and replacing it with the following:

“(e) on or before March 31, 2010, evidence that all of the accounts listed on Exhibit B have been closed; and”; and

4.3 Exhibit B to the Post-Closing Letter is hereby amended by deleting such Schedule in its entirety and replacing it with Schedule 1 annexed hereto.

5. Waiver of Event of Default.

5.1 Subject to the satisfaction of each of the conditions precedent set forth herein, Lender hereby waives any Event of Default under Section 10.1(a)(iii) of the Loan Agreement arising as a result of the failure of Borrowers and Guarantors to comply with the provisions of Section 9.18 of the Loan Agreement with respect to the period of six (6) consecutive fiscal months ending on or about August 31, 2009 (the “Specified Event of Default”).

5.2 Lender has not waived and is not by this Amendment No. 3 waiving, and has no present intention of waiving, any Event of Default, which may have occurred prior to the date hereof, or may be continuing on the date hereof or any Event of Default which may occur after the date hereof, other than the Specified Event of Default. The foregoing waiver shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Lender arising under the terms of the Loan Agreement or any other Financing Agreements on any future occasion or otherwise.

6. Additional Representations, Warranties and Covenants. Borrowers and Guarantors represent, warrant and covenant with and to Lender as follows, which representations, warranties and covenants, together with the representations, warranties and covenants in the other Financing Agreements, are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, being a continuing condition of the making of Loans by Lender to Borrowers:

6.1 No action of, or filing with, or consent of any Governmental Authority, and no approval or consent of any other Person, is or will be required to authorize, or is or will be otherwise required in connection with, the execution, delivery and performance by Borrowers and Guarantors of this Amendment No. 3.

6.2 This Amendment No. 3 and each other agreement, document or instrument to be executed and delivered by any Borrower or Guarantor in connection therewith or herewith has been duly authorized, executed and delivered by all necessary action on the part of such Borrower or Guarantor, and Amendment No. 3 and each other agreement, document or instrument to be executed and delivered by Borrowers and Guarantors in connection therewith or herewith is in full force and effect as of the date of Amendment No. 3 and the agreements and obligations of Borrowers and Guarantors contained herein and therein constitute legal, valid and binding obligations of Borrowers and Guarantors enforceable against Borrowers and Guarantors in accordance with their respective terms.

6.3 Neither the execution and delivery of this Amendment No. 3 or the documents, agreements or instruments executed or delivered in connection therewith or related thereto, nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof is in contravention of any law or regulation or any order or decree of any court or Governmental Authority applicable to Borrowers and Guarantors in any respect, or conflicts with or result in the breach of, or constitutes a default in any respect under any mortgage, deed of trust, security agreement, agreement or instrument to which any Borrower or Guarantor is a party or may be bound, or violates any provision of the formation or other organizational documents of any Borrower or Guarantor.

6.4 After giving effect to the waiver of the Specified Event of Default provided in Section 5 hereof, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing on the date of Amendment No. 3.

7. Conditions Precedent. The effectiveness of the amendments and waivers contained herein shall be subject to the receipt by Lender of each of the following, in form and substance satisfactory to Lender:

7.1 an original of this Amendment No. 3, duly authorized, executed and delivered by the parties hereto;

7.2 a true and correct copy of any consent, waiver or approval to or of this Amendment No. 3, which any Borrower or Guarantor is required to obtain from any other Person; and

7.3 after giving effect to the waiver of the Specified Event of Default provided in Section 5 hereof, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing on the date of this Amendment No. 3.

8. Effect of this Amendment. Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date of this Amendment No. 3 and Borrowers and Guarantors shall not be entitled to any other or further amendment or waiver by virtue of the provisions of this Amendment No. 3 or with respect to the subject matter of this Amendment No. 3. To the extent of conflict between the terms of this Amendment No. 3 and the other Financing Agreements, the terms of this Amendment No. 3 shall control. The Loan Agreement and this Amendment No. 3 shall be read and construed as one agreement.

9. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment No. 3.

10. Governing Law. The validity, interpretation and enforcement of this Amendment No. 3 and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California but excluding any principles of conflict of laws or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of California.

11. Waiver, Modification, Etc. No provision or term hereof may be modified, altered, waived, discharged or terminated orally, but only by an instrument in writing executed by the party against whom such modification, alteration, waiver, discharge or termination is sought to be enforced.

12. Entire Agreement. This Amendment No. 3 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

13. Binding Effect. This Amendment No. 3 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

14. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confirmed to the provision so held to be invalid or unenforceable.

15. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 3.

16. Counterparts. This Amendment No. 3 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and-the same agreement. Delivery of an executed counterpart of this Amendment No. 3 by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment No. 3. Any party delivering an executed counterpart of this Amendment No. 3 by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Amendment No. 3, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed and delivered by their authorized officers as of the day and year first above written.

LENDER		BORROWERS

WACHOVIA BANK, NATIONAL ASSOCIATION		FARMER BROS. CO.

By:	/s/ Dennis King	By:	/s/ Roger M. Laverty III
Name:	Dennis King	Name:	Roger M. Laverty III
Title:	Vice President	Title:	President and Chief Executive Officer

COFFEE BEAN INTERNATIONAL, INC.

		By:	/s/ Roger M. Laverty III
		Name:	Roger M. Laverty III
		Title:	Chairman of the Board

GUARANTORS

COFFEE BEAN HOLDING CO., INC.

By:	/s/ Roger M. Laverty III
Name:	Roger M. Laverty III
Title:	Chairman of the Board

FBC FINANCE COMPANY

By:	/s/ Roger M. Laverty III
Name:	Roger M. Laverty III
Title:	President